EXHIBIT 99.1

Quanex Fiscal First Quarter 2007 Results

            Cash Provided by Operating Activities of $66 Million
   Completed Purchase of Assets of Atmosphere Annealing Inc. February 1st

HOUSTON, Feb. 27, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) today reported fiscal first quarter 2007 results for the period ending January 31, 2007. Net sales were $417.6 million compared to $444.6 million a year ago, and income from continuing operations was $20.0 million versus $33.5 million in the year ago period. Diluted earnings per share from continuing operations were $0.53 compared to $0.85 in the first quarter last year. Diluted earnings per share were $0.53. The latest 12 months return on invested capital was 17.4% compared to 20.3% a year ago.

Fiscal First Quarter 2007 Highlights

 -- Vehicular Products net sales were $217.3 million versus $218.8 million a year ago; net sales at Building Products were $204.1 million compared to $230.3 million in the year ago quarter.
 -- Vehicular Products reported operating income of $24.9 million versus $33.2 million a year ago; operating income at Building
    Products was $14.4 million compared to $26.7 million in the year ago period.
 -- Cash provided by operating activities was $65.9 million compared to $38.8 million in the year ago quarter, aided by business cycle related changes in inventory, accounts receivable and accounts payable. Capital expenditures were $9.6 million in the quarter versus $21.4 million a year ago, the result of reduced spending at MACSTEEL.
 -- Cash plus short-term investments totaled $157.5 million.
 -- Total debt less cash to capitalization was 1.8% compared to 10.0%
    a year ago.
 -- MACSTEEL successfully concluded 2007 pricing contracts.
 -- Quanex completed purchase of the assets of Atmosphere Annealing,
    Inc. on February 1, 2007, and renamed the business MACSTEEL –
    Atmosphere Annealing, Inc.

 Selected Financial Information

 Fiscal First Quarter 2007 Financials
 ($ in millions, except per share data)

                                     1st qtr      1st qtr       inc/
                                      2007         2006        (dcr)
                                     ------       ------      ------
 Net Sales                           $417.6       $444.6        (6%)
 Operating Income                      30.4         54.2       (44%)
 Income from Continuing Ops.           20.0         33.5       (40%)

 EPS: Basic Earnings from
 Continuing Ops.                      $0.54        $0.88       (39%)

 EPS: Diluted Earnings from
 Continuing Ops.                      $0.53        $0.85       (38%)

 Fiscal First Quarter 2007 Commentary

 VEHICULAR PRODUCTS  ($ in millions)

                                     1st qtr      1st qtr       inc/
                                      2007         2006        (dcr)
                                     ------       ------      ------
 Net Sales                           $217.3       $218.8        (1%)
 Operating Income                     $24.9        $33.2       (25%)

Vehicular Products is focused on providing its customers with engineered steel bars and extensive value added services. Its key market driver is North American light vehicle builds (Approximately 60% of sales).

"Total steel bar tons shipped at MACSTEEL were flat compared to first quarter 2006 shipments, better than we had originally forecast," said Raymond A. Jean, chairman and chief executive officer. "MACSTEEL's bar shipments picked up through the quarter, due primarily to our ability to shift product mix to non-automotive markets, and the overall backlog continued to improve. We believe our light vehicle customers' inventories are at minimal levels, and consequently, an increase in builds should quickly result in orders for us. Operating income was down due to a shift in product mix that included less value added bar product, and to a lesser extent, rising steel scrap costs."

"Light vehicle builds in our first quarter were down 7% compared to a year ago, but the outlook calls for a gradual increase in builds as the year progresses, and at this point, we expect MACSTEEL's second quarter bar shipments to be essentially in-line with last year's output, in part due to the relative strength in secondary markets," continued Jean.

 BUILDING PRODUCTS
 Engineered Products ($ in millions)
                                      1st qtr      1st qtr      inc/
                                       2007         2006        (dcr)
                                      ------       ------      ------
 Net Sales                             $98.9       $126.3       (22%)
 Operating Income                       $3.9        $10.6       (63%)

Engineered Products is focused on providing window and door customers with value added fenestration products and components. Key market drivers are housing starts (Approximately 60% of sales) and remodeling activity (Approximately 40% of sales).

"The downturn in the housing market continues, with housing starts off 28% compared to our first quarter last year, the result of the significant inventory overhang in the market. With homebuilders sharply curtailing construction, Engineered Products sales and operating income substantially lagged year ago results. We do expect a seasonal lift in our second quarter, followed by a gradual upturn to more sustainable trend levels in the second half of the year," said Jean.

 Aluminum Sheet Building Products ($ in millions)
                                       1st qtr      1st qtr      inc/
                                        2007         2006        (dcr)
                                       ------       ------      ------
 Net Sales                             $105.2       $104.0         1%
 Operating Income                       $10.6        $16.1       (34%)

Aluminum Sheet Products is a leading provider of common alloy aluminum sheet products for the building and construction, transportation and other consumer durable markets. Key market drivers are housing starts and remodeling activity (Approximately 60% of sales).

"First quarter shipped pounds at Nichols Aluminum were down about 14% from a year ago, but the business did experience an uptick in building and construction orders late in the quarter. Sales price per pound was up about 18% over the year ago period based on strong London Metal Exchange (LME) aluminum ingot pricing. Versus the year ago quarter, operating income was impacted by a combination of weaker shipments, lower operating rates, partially offset by strong material spreads. First quarter 2006 operating income had some one time gains, including a $2 million pickup on the sale of a receivable claim," Jean said.

Cash Flow

"Cash plus short-term investments were $158 million at quarter end, and total debt less cash to capitalization was 1.8%. We continue to closely monitor our working capital, and for the quarter end, our conversion cycle was 36 days. Cash provided by operating activities remained excellent at $66 million," said Jean.

Fiscal 2007 Outlook

Current demand in the Company's two end markets is weak, but the outlook calls for a sequential improvement in demand throughout the year.

At Vehicular Products, business activity is expected to increase as light vehicle build rates improve. MACSTEEL's bar shipments in fiscal 2007 are expected to match 2006 levels, in part on the strength of new programs with both the Big Three and transplant automotive customers, as well as from ongoing opportunities in secondary markets like energy and service centers. Light vehicle builds in calendar 2007 are expected to be about even with 2006 builds of 15.2 million.

For Building Products, housing starts in calendar 2007 are expected to lag 2006 starts by some 15%. Customer demand at Engineered Products, while seasonally weak at this time, is expected to improve over the course of the year based on a gradual improvement in housing starts. New programs with both existing and new customers will also enhance sales. At Nichols Aluminum, first half fiscal 2007 aluminum sheet shipments are expected to lag first half 2006 shipments, then exceed them in the second half of the fiscal year based on an improving housing market.

For the fiscal second quarter, Quanex expects to report diluted earnings per share from continuing operations within a range of $0.70 to $0.78. Guidance for the year remains unchanged at $3.10 to $3.60 pending greater clarity in both the timing and magnitude of improvements in the Company's primary markets.

Other

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash while the premium amount of the debentures may be settled in any combination of cash and common stock when they become convertible and are surrendered by the holders thereof. Allowing for this election and using an average stock closing price of $35.77 for its first quarter, the Company's diluted earnings per share from continuing operations were reduced by $0.01.

SG&A increased $4.8 million in the first quarter 2007 compared to the year ago quarter, primarily related to an increase in stock option expense and mark-to-market expense of the Company's Deferred Compensation Plan. Additionally, first quarter 2006 included a gain on the sale of a receivable claim.

Dividend Declared

The Board of Directors declared the Company's quarterly cash dividend of $0.14 per share on the common stock, payable March 30, 2007 to shareholders of record on March 15, 2007.

Corporate Profile

Quanex Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 01/31/07

Book value per common share: $20.96; Total debt to capitalization: 14.7%; Return on invested capital: 17.4%; Return on common equity: 20.2%; Actual number of common shares outstanding: 37,041,411

Definitions

 Book value per common share -- calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;
 Total debt to capitalization -- calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;
 Return on invested capital -- calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;
 Return on common equity -- calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 15, 2006) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the Company's website at www.quanex.com.

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

                                                Three months ended
                                                    January 31,
                                               --------------------
                                                 2007        2006
                                               ---------  ---------
 Net sales:

   Vehicular Products                          $ 217,250  $ 218,773

   Engineered Building Products                   98,870    126,286

   Aluminum Sheet Building Products              105,236    103,980
                                               ---------  ---------
 Building Products                               204,106    230,266

 Corporate and Other                              (3,715)    (4,470)
                                               ---------  ---------

                                               $ 417,641  $ 444,569
   Net sales                                   =========   ========

 Operating income:
                                               $  24,872  $  33,249
 Vehicular Products

   Engineered Building Products                    3,850     10,618

   Aluminum Sheet Building Products               10,587     16,089
                                               ---------  ---------
 Building Products                                14,437     26,707

 Corporate and Other                              (8,928)    (5,732)
                                               ---------  ---------

   Operating Income                            $  30,381  $  54,224
                                               =========  =========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)
                                                 Three months ended
                                                    January 31,
                                               --------------------
                                                  2007       2006
                                               ---------  ---------

 Net sales                                     $ 417,641  $ 444,569
 Cost of sales (exclusive of items
  shown separately below)                        342,565    352,084
 Selling, general and
  administrative expense                          25,699     20,873
 Depreciation and amortization                    18,996     17,388
                                               ---------  ---------
 Operating income                                 30,381     54,224
 Interest expense                                 (1,035)    (1,240)
 Other, net                                        1,974        111
                                               ---------  ---------
 Income from continuing operations
  before taxes                                    31,320     53,095
 Income tax expense                              (11,275)   (19,645)
                                               ---------  ---------
 Income from continuing operations                20,045     33,450
 Income (loss) from discontinued
  operations, net of taxes                            --       (425)
                                               ---------  ---------
 Net income                                    $  20,045  $  33,025
                                               =========  =========

 Basic earnings per common share:
   Earnings from continuing operations         $    0.54  $    0.88
   Income (loss) from discontinued
    operations                                 $      --  $   (0.01)
                                               ---------  ---------
   Basic earnings per share                    $    0.54  $    0.87
                                               ---------  ---------

 Diluted earnings per common share:
   Earnings from continuing operations         $    0.53  $    0.85
   Income (loss) from discontinued
    operations                                 $      --  $   (0.01)
                                               ---------  ---------
   Diluted earnings per share                  $    0.53  $    0.84
                                               ---------  ---------

 Weighted average common
  shares outstanding:
   Basic                                          36,897     37,866
   Diluted                                        38,809     40,065

 QUANEX CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

 January 31,                                               October 31,
    2007                                                       2006
 ---------------------------------------------------------------------
                Assets
 $   117,505    Cash and equivalents                       $   105,708
      40,000    Short-term investments                            --
     160,086    Accounts and notes receivable, net             184,311
     139,436    Inventories                                    142,788
      12,373    Deferred income taxes                           12,218
       6,184    Other current assets                             5,584
 -----------    ----------------------------------------   -----------
     475,584         Total current assets                      450,609
     424,443    Property, plant and equipment, net             432,058
     196,342    Goodwill                                       196,350
      29,252    Cash surrender value insurance policies         29,108
      73,516    Intangible assets, net                          75,285
      17,678    Other assets                                    18,742
 -----------    ----------------------------------------   -----------
 $ 1,216,815         Total assets                          $ 1,202,152
 ===========    ========================================   ===========
                Liabilities and stockholders' equity
 $   135,507    Accounts payable                           $   137,564
      45,047    Accrued liabilities                             54,943
      20,948    Income taxes payable                            13,185
       2,700    Current maturities of long-term debt             2,721
 -----------    ----------------------------------------   -----------
     204,202         Total current liabilities                 208,413
     130,680    Long-term debt                                 130,680
       1,568    Deferred pension credits                         1,115
       7,337    Deferred postretirement welfare benefits         7,300
      65,148    Deferred income taxes                           66,189
      13,965    Non-current environmental reserves              14,186
      17,602    Other liabilities                               15,754
 -----------    ----------------------------------------   -----------
     440,502         Total liabilities                         443,637
     776,313         Total stockholders' equity                758,515
 -----------    ----------------------------------------   -----------
                     Total liabilities and
 $ 1,216,815            stockholders' equity               $ 1,202,152
 ===========    ========================================   ===========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW
 (In thousands)
 (Unaudited)

                                                 Three months ended
                                                     January 31,
                                            --------------------------
                                                   2007        2006
                                            ------------   -----------
 Operating activities:
    Net income                                   $ 20,045   $  33,025
    Loss from discontinued operations                --           425
    Adjustments to reconcile net income
     to cash provided by operating activities:
       Depreciation and amortization               19,063      17,554
       Deferred income taxes                       (1,186)      1,950
       Stock-based compensation                     2,643         886
                                                ---------   ---------
                                                   40,565      53,840
    Changes in assets and  liabilities,  net of
     effects from  acquisitions  and dispositions:
       Decrease (Increase) in accounts and
         notes receivable                          24,216       (1,385)
       Decrease (Increase) in inventory             3,328      (16,279)
       Increase (Decrease) in accounts payable     (2,055)      12,471
       Increase (Decrease) in accrued
         liabilities                              (10,232)     (17,181)
       Increase (Decrease) in income
         taxes payable                              7,849       10,362
       Increase (Decrease) in deferred pension
         and postretirement benefits                1,630        1,492
       Other, net                                     553       (3,772)
                                                ---------   -----------
      Cash provided by (used for) operating
        activities from continuing operations      65,854       39,548
      Cash provided by (used for) operating
        activities from discontinued operations      --           (761)
                                                ---------   -----------
 Cash provided by operating activities             65,854       38,787
 Investment activities:
    Proceeds from sale of discontinued operations    --          5,432
    Purchases of short-term investments           (40,000)         --
    Capital expenditures, net of retirements       (9,613)     (21,405)
    Other, net                                       (173)         --
                                                ---------   -----------
       Cash used for investing activities from
         continuing operations                    (49,786)     (15,973)
       Cash used for investment activities
         from discontinued operations                --            (14)
                                                ---------   -----------
 Cash used for investment activities              (49,786)     (15,987)
 Financing activities:
    Repayments of long-term debt                      (21)         (30)

    Purchases of treasury stock                      --        (17,906)

    Common dividends paid                          (5,210)      (3,964)
    Issuance of common stock from option exercises,
       including related tax benefits                 997        4,217
    Other, net                                        (11)         --
                                                ---------   -----------
       Cash provided by (used for) financing
         activities from continuing operations     (4,245)     (17,683)
       Cash used for financing activities
          from discontinued operations               --            (56)
                                                ---------   -----------
 Cash provided by (used for)
   financing activities                            (4,245)     (17,739)
                                                ---------   -----------
    Effect of exchange rate changes
      on cash and equivalents                         (26)          20
 Increase (Decrease) in cash and equivalents       11,797        5,081
 Beginning of period cash and equivalents         105,708       49,681
                                                ---------   -----------
 End of period cash and equivalents             $ 117,505     $ 54,762
                                                =========   ===========

CONTACT:  Quanex Corporation
          Financial Contact:
          Jeff Galow
            713-877-5327
          Media Contact:
          Valerie Calvert
            713-877-5305